UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2007
SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-09335	36-2545354
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

1695 River Road
Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (847) 827-9494
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
The Company has not filed its Quarterly Report on Form 10-Q for the three months ended June 30, 2007 by the required filing date because the Statement of Auditing Standards No. 100 (“SAS 100”) interim financial statement review by Ernst & Young, LLP, the Company’s independent public accountants, has not been completed. The Company has determined that it needs to do further analysis to determine if it is necessary to correct its historical method of capitalizing certain costs in work in process inventory, as previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the Securities and Exchange Commission on August 10, 2007.
The Company’s preliminary analysis indicates that it may need to restate its December 31, 2006 balance sheet to reduce inventory by approximately $4 million (from $23.6 million), reduce income taxes payable by approximately $1 million (from $10.2 million), and reduce retained earnings by approximately $3 million (from $113.4 million). The total assets of the Company at December 31, 2006 were $538.2 million. Based on our preliminary analysis, the restatement of work in process inventory is not expected to have a material impact on the Company’s income or earnings per share for the quarter and six-month periods ended June 30, 2007 and 2006, the quarterly periods ended March 31, 2007 and 2006, and the year ended December 31, 2006.
Part of the Company’s analysis will include assessing whether or not it may have to restate its 2005 and prior year financial statements. However, because the Company has not yet completed its review of the impact of any required adjustments on prior periods, it is unable to file its Quarterly Report on Form 10-Q for the three months ended June 30, 2007. The Company plans to file its Form 10-Q for the quarter ended June 30, 2007 as soon as possible, after the completion of its review.
Item 9.01 Financial Statements and Exhibits

Exhibit

99.1	Press Release dated August 14, 2007

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.
Date: August 14, 2007	By:	/s/ James J. Patterson
James J. Patterson
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit

99.1	Press Release dated August 14, 2007